Press Release	Source: ROO Group Inc.

ROO Group Announces Strategic Realignment, Appointment of New CEO, Reduction of Workforce and Board of Directors
Wednesday December 19, 7:00 am ET

Digital Media Vet Kaleil Isaza Tuzman to become Chairman and CEO and to Appoint new Slate of Directors

NEW YORK, Dec. 19 /PRNewswire-FirstCall/ -- ROO Group (OTC Bulletin Board: RGRP - News) announced today that the company has entered into an Executive Management Agreement with KIT Capital pursuant to which it has agreed to appoint Kaleil Isaza Tuzman as Chairman and Chief Executive Officer commencing on January 9th, 2008. Mr. Isaza Tuzman will succeed Robert Petty, who will retain the office of Vice-Chairman of the Board of Directors and Founder.

Mr. Isaza Tuzman, 36, is currently the President and Chief Operating Officer of JumpTV Inc. (TSX, AIM: JTV) where he is responsible for managing the Company's day-to-day operations including global business development, sales, marketing, network operations and product development. As previously announced, he will be stepping down from his operating position at JumpTV on or before January 8th, 2008, but will remain on the board of that company.

ROO also announced that four independent members of the company's board of directors -- Simon Bax, Stephen Palley, Scott Ackerman and Doug Chertok -- have resigned. The Company's Board of Directors is expected to appoint Isaza Tuzman as a Director and the Chairman of the Board of Directors. Upon Mr. Isaza Tuzman's appointment, the Board will consist of three directors which will include current board members Robert Petty and Robin Smyth, Executive Director. In accordance with the terms of an Executive Management Agreement, Isaza Tuzman will have the right to appoint up to four new independent board members to fill vacancies on the Board of Directors, subject to shareholder approval. Isaza Tuzman, is also investing in the Company through an affiliated entity.

Mr. Isaza Tuzman has been brought on to rationalize the existing business and position ROO to become the leader in IPTV infrastructure services-through both organic growth and strategic acquisition. The company is already one of the leading distribution platforms in the online media space and is the premier solution for IP-based Video-on-Demand. The ROO Video Network is watched by millions of viewers and supported by a wide-range of premium advertisers.

"We are very pleased to welcome Kaleil as our new CEO," said Robert Petty, Chairman of ROO. "Kaleil brings the experience and insight needed to lead us through this next stage of growth. He has a proven record of helping companies achieve their fullest potential and we are confident that his deep knowledge of our sector, operational discipline and leadership skills will enable us to generate value for our shareholders."

Mr. Isaza Tuzman stated, "ROO is at an inflection point in its development. The massive growth in the demand for high-value, IP video content, coupled with the need for leading edge platform provisioning puts this company in a very enviable position. I believe that with greater emphasis on exclusive content, TV broadcaster relationships and the best quality distribution tools, ROO will become the leading player in the provisioning of video over the Internet. In my view, a focused B2B strategy is what is needed to build a profitable company in the sector. ROO's commitment to this path -- coupled with our shared vision of potential industry consolidation -- has been critical to my decision to invest in and manage the company."

Under new management, the company plans to:

-- Leverage expertise in international media to expand client and partner base;
-- Reduce costs and implement cost control policies company-wide,
-- Achieve profitability as quickly as possible;
-- Assess and prioritize product development initiatives;
-- Assess corporate branding;
-- Assess and execute strategic acquisitions consistent with the IPTV platform provisioning strategy, including the development of live-
streaming and mobile distribution capabilities.

As part of the strategic realignment, ROO also announced today that it has completed a recent reduction of 21% of its workforce. This decision reflects the substantial completion of ROO's platform and automated distribution tools, which have made the company more efficient and reduced staffing needs.

"ROO has now entered a new phase of development," said Robert Petty, Chairman of ROO. "We have substantially automated our operations, allowing us to function as a leaner, more effective company."

Mr. Petty concluded, "I would like to thank our independent board members for their contributions to our organization. As a result of their guidance, we are now a stronger, more efficient company."

As part of the Executive Management Agreement, KIT Capital Ltd., an entity controlled by Kaleil Isaza Tuzman, has been granted the right to purchase up to 51% of the preferred class of shares in the Company at US$0.38 per share. KIT Capital has the option to invest up to US$5 million in common shares of the Company at US$0.16 per share, a 15% premium to the closing price yesterday, December 18th, 2007.

Conference Call

ROO will be hosting a conference call at 10:00am EST / 3:00pm GMT today, December 19, 2007 to discuss these developments. Interested parties can listen to the conference call by dialing 866.770.7129 (North America) or +1.617.213.8067 (international) and citing code 45326864. A live Webcast of the conference call will be available on the Company's Investor Relations Web site at www.roo.com/about/investors.aspx. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection.

A replay of the call will be available for seven days by calling 888.286.8010 (North America) or +1.617.801.6888 (international) and citing code 38544849. An on-demand replay of the webcast will be available shortly after the conclusion of the presentation and will be available for approximately thirty days.

Kaleil Isaza Tuzman Bio

Isaza Tuzman is currently the president and COO of JumpTV Inc. (TSX, AIM: JTV), a leader in broadcasting international television and sports over the Internet. He has been a venture capitalist and entrepreneur in digital media since the late '90s, as managing partner of a New York-based merchant bank focusing on new media companies. Isaza Tuzman has served as chairman and CEO of KPE, Inc., a leading digital media services company with clients such as Sony Entertainment, Viacom and Carnival Cruises, and as chairman and CEO of govWorks, Inc., a venture-backed government technology services firm. Isaza Tuzman previously worked at Goldman Sachs, on investment banking and risk arbitrage teams. He has been a member of the Council of Foreign Relations, a U.S. trade representative, and was recently named one of the 100 Most Influential Hispanics by Hispanic Magazine.

About ROO

ROO Group Inc. (OTC Bulletin Board: RGRP - News) is the digital broadcasting specialist that drives businesses and brands by leveraging their digital media assets to generate revenue and engage audiences. The company's proprietary video platform, our vast library of syndicated, daily-refreshed video content and our growing network of over 1000 affiliate sites enable us to lead the industry in content aggregation, distribution and targeted advertising. ROO's fast, efficient, peer-enabled network has helped secure its position as the service provider of choice for companies seeking effective, flexible, customized strategies for monetizing digital media assets. The company also operates an advertising agency business specializing in a variety of media and services including direct marketing, brand planning and identity, and media buying and packaging. ROO has offices in the United States, United Kingdom, and Australia. For additional information, please visit our Web site at www.roo.com.

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Source: ROO Group Inc.